Exhibit 99.1

Tesoro Logistics LP Announces Quarterly Distribution

SAN ANTONIO - July 23, 2015 - Tesoro Logistics LP (NYSE:TLLP) (“TLLP”) today announced the declaration of its quarterly cash distribution for the second quarter 2015 of $0.7225 per limited partnership unit, or $2.89 on an annualized basis. This distribution represents a 4% increase over the quarterly distribution of $0.6950 per unit ($2.78 per unit on an annualized basis) paid in May 2015. The second quarter distribution will be paid August 14, 2015, to all unitholders of record as of August 3, 2015. The distribution will also be paid to the approximately 7 million new units issued in connection with the successful completion of the merger of QEP Midstream Partners, LP into TLLP. In the prior four quarters, TLLP has increased its distribution to limited partners by 17%.

About Tesoro Logistics LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of over 3,500 miles of crude oil, refined products and natural gas pipelines. TLLP also owns and operates 28 crude oil and refined products truck and marine terminals and has over 9 million barrels of storage capacity. In addition, TLLP owns and operates four natural gas processing complexes and one fractionation facility. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning the timing of our cash distribution. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Tesoro Logistics LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Tesoro Logistics LP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Tesoro Logistics LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702